Exhibit 5.1

[Letterhead of Walkers]

1 December 2006

Our Ref: LY/P0540-H01003

Melco PBL Entertainment (Macau) Limited

The Penthouse

38th Floor

The Centrium

60 Wyndham Street

Central

Hong Kong

Dear Sirs

MELCO PBL ENTERTAINMENT (MACAU) LIMITED

We have acted as Cayman Islands legal advisers to Melco PBL Entertainment (Macau) Limited (the “Company”) in connection with the Company’s registration statement on Form F-1 (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933 on 1 December 2006 relating to the offering by the Company of American Depositary Shares (the “Public Offering”). We are furnishing this opinion as exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined the following documents:

1.	the Certificate of Incorporation dated 17 December 2004, the Certificate of Incorporation on Change of Name dated 9 August 2006, the Memorandum and Articles of Association as registered on 17 December 2004, the Amended and Restated Memorandum and Articles of Association as registered on 26 January 2005, the Amended and Restated Memorandum of Association as adopted by special resolution on 30 November 2006, the Amended and Restated Articles of Association as conditionally adopted by special resolution on 30 November 2006, the minute book, the Register of Members, Register of Directors and the Register of Mortgages and Charges of the Company, copies of which have been provided to us by its registered office in the Cayman Islands on 30 November 2006;

2.	a Certificate of Good Standing dated 29 November 2006 issued by the Registrar of Companies;

WALKERS	Page 2

3.	a copy of executed written resolutions of the directors of the Company dated 28 November 2006 and a copy of executed written resolutions of the shareholders of the Company dated 1 December 2006; and

4.	the Registration Statement.

We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.

We are of the opinion that under, and subject to, the laws of the Cayman Islands:

1.	The Company has been duly incorporated as an exempted company with limited liability for unlimited duration and is validly existing under the laws of the Cayman Islands.

2.	The authorised share capital of the Company is US$15,000,000 divided into 1,500,000,000 ordinary shares of par value US$0.01 each (each a “Share”).

3.	The issue and allotment of all the Shares pursuant to the Public Offering has been duly authorised. When allotted, issued and paid for as contemplated in the Registration Statement and when appropriate entries have been made in the register of members of the Company, the Shares will be legally issued and allotted, fully paid and non-assessable (meaning that no further sums are payable to the Company with respect to the holding of such Shares).

We hereby consent to the use of this opinion in, and the filing hereof, as an exhibit to the Registration Statement and to the reference to our firm under the headings “Taxation”, “Enforceability of Civil Liabilities”, “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

We have assumed that:

1.	The originals of all documents examined in connection with this opinion are authentic, all signatures, initials and seals are genuine, all such documents purporting to be sealed have been so sealed and all copies are complete and conform to their originals.

2.	There is no contractual or other provision (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from enter into and performing its obligations as contemplated in the Public Offering.

3.

The Certificate of Incorporation dated 17 December 2004, the Certificate of Incorporation on Change of Name dated 9 August 2006, the Memorandum and Articles of Association as registered on 17 December 2004, the Amended and

WALKERS	Page 3

Restated Memorandum and Articles of Association as registered on 26 January 2005, the Amended and Restated Memorandum of Association as adopted by special resolution on 30 November 2006, the Amended and Restated Articles of Association as conditionally adopted by special resolution on 30 November 2006, the minute book, the Register of Members, Register of Directors and the Register of Mortgages and Charges of the Company, copies of which have been provided to us by its registered office in the Cayman Islands on 30 November 2006 are true and correct copies of the originals of the same and are complete and accurate and constitute a complete and accurate record of the business transacted by the Company and all matters required by law and the Memorandum and Articles of Association of the Company to be recorded therein are so recorded.

To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/

WALKERS